Exhibit 10.6

EXECUTION VERSION

BARCLAYS

745 Seventh Avenue

New York, New York 10019

CONFIDENTIAL

February 15, 2021

Regal Beloit Corporation

200 State Street

Beloit, Wisconsin 53511

Attention: Mary Fetch

Project Phoenix
$2,126,000,000 364-Day Bridge Facility
Commitment Letter

Ladies and Gentlemen:

Regal Beloit Corporation, a Wisconsin corporation (the “Borrower” or “you”), has advised Barclays Bank PLC (“Barclays” and, together with any Additional Commitment Parties (as defined below) the “Commitment Parties”, “we” or “us”) that you intend (a) to consummate the Transactions (as defined in Exhibit A attached hereto) and (b) in connection with the Transactions you intend to borrow up to $2,126,000,000 in aggregate principal amount of senior bridge loans under the 364-day senior unsecured bridge loan credit facility (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached as Exhibit B hereto (the “Term Sheet”, and together with this commitment letter and the other exhibits hereto, collectively, this “Commitment Letter”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the exhibits attached hereto.

1.	Commitments and Engagements.

In connection with the foregoing, Barclays is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Bridge Facility on the terms and subject only to the conditions set forth in this Commitment Letter; provided that the aggregate amount of commitments with respect to the Bridge Facility shall be reduced at any time after the date hereof as and to the extent set forth in the Term Sheet (under “Mandatory Prepayments and Reductions in Commitments” or “Voluntary Prepayments and Reductions in Commitments”) or the Bridge Facility Documentation, as applicable. The commitments and other obligations of each of Barclays and any other Commitment Party or Qualified Lender assuming a portion of the commitment in accordance herewith under this Commitment Letter are several and not joint.

2.	Titles and Roles.

It is agreed that Barclays will act as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Lead Arranger”) and (ii) Barclays will act as sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”). Barclays will have “left” placement in all marketing materials or other documentation used in connection with the Bridge Facility (and all associated rights). You may (in consultation with the Lead Arranger) confer to one or more banks or financial institutions (the “Additional Commitment Parties”) additional “agent-only” titles in respect of the Bridge Facility; provided that each such Additional Commitment Party or affiliates thereof (a) shall commit to providing a percentage of the aggregate principal amount of the Bridge Facility at least commensurate with the economics and fees awarded to such Additional Commitment Party and its affiliates, (b) shall assume a pro rata portion of Barclays’ commitment in respect of the Spinco Bridge Facility and (c) shall assume a pro rata portion of Barclays’ commitment in respect of the Bridge Facility by executing customary joinder documentation or an amendment to, or amendment and restatement of, this Commitment Letter and the Fee Letters or shall become a Lender under the Bridge Facility Documentation, as applicable, and Barclays’ commitment in respect of the Bridge Facility shall be permanently reduced by the amount of the commitments of such Additional Commitment Party. You and we agree that no other agents, co-agents, lead arrangers, joint bookrunners or managers will be appointed and no other titles will be awarded (in each case, other than as set forth above) and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters (as defined below)) will be paid to any person for its commitment in respect of the Bridge Facility or acting as an agent in respect of the Bridge Facility or in connection with the arrangement and/or syndication of the Bridge Facility unless you and Barclays shall so agree.

3.	Syndication.

The Lead Arranger reserves the right, prior to and/or after the execution of the Bridge Facility Documentation, to syndicate the Bridge Facility to a group of financial institutions (together with the Commitment Parties, the “Lenders”) identified by the Lead Arranger that either (a) have been identified by you pursuant to the syndication strategy mutually agreed by us and you prior to the date hereof (such Lenders, the “Syndication Strategy Lenders”) or (b) (i) until the date that is 60 days after the date hereof, are acceptable to the Borrower in its sole discretion and (ii) following the date that is 60 days after the date hereof, if and for so long as a Successful Syndication (as defined in the Arranger Fee Letter) has not been achieved, are selected by the Lead Arranger in consultation with the Borrower; provided that in any event, the Lead Arranger agrees not to syndicate any of the commitments with respect to the Bridge Facility to (i) any financial institutions or other persons designated in writing by you to us prior to the date hereof (or affiliates of the foregoing that are either identified by you to the Lead Arranger in writing or readily identifiable on the basis of their name, other than any affiliate that is a bona fide diversified debt fund unless separately identified in writing under clause (b)(i)) or (ii) any of your or your subsidiaries’ competitors that is in the same or a similar line of business as you and your subsidiaries designated in writing by you from time to time (or affiliates of such competitors that are either identified by you to the Lead Arranger in writing or readily identifiable on the basis of their name, other than any affiliate that is a bona fide diversified debt fund unless separately identified in writing under clause (b)(i)) (collectively, “Disqualified Lenders”); provided that any update to the list of Disqualified Lenders shall not apply retroactively to disqualify any parties that have previously acquired, or entered into a binding agreement to acquire, an assignment or participation interest in the Bridge Facility with respect to such previously acquired assignment or participation interest. Barclays’ commitment hereunder shall be reduced dollar-for-dollar as and when commitments for the Bridge Facility are received from Lenders selected in accordance with this Section 3, to the extent such Lenders are Qualified Lenders (as defined below) and become party to the Bridge Facility Documentation (including pursuant to an assignment and assumption agreement executed pursuant to the Bridge Facility Documentation) or otherwise party to this Commitment Letter pursuant to joinder documentation or an amendment to, or amendment and restatement of, this Commitment Letter pursuant to documentation reasonably satisfactory to Barclays and you (in each case, which you agree to execute promptly upon Barclays’ request). Notwithstanding the foregoing, in no event will the commitments of the Commitment Parties hereunder be reduced prior to the initial funding of the Bridge Facility as the result of the Lead Arranger’s receipt of commitments from Lenders that are not Qualified Lenders (as defined below). To that end, unless agreed in writing by you, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including, but not limited to, its obligation to fund its commitment hereunder on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility to a person that is not a Qualified Lender, including its commitment in respect thereof, until after the funding under the Bridge Facility on the Closing Date has occurred and (b) other than in connection with any syndication, assignment or participation of the Bridge Facility to a person that is a Qualified Lender, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred. As used herein, “Qualified Lender” means, collectively, (1) the Syndication Strategy Lenders and (2) any Lender having, upon first becoming party to this Commitment Letter or the applicable Bridge Facility Documentation as described above, a rating of its non-credit-enhanced, senior unsecured long-term debt by S&P (as defined below) and Moody’s (as defined below) of BBB- or Baa3 or better.

The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter by you and until the earlier of (x) the Closing Date and (y) the completion of a Successful Syndication (as defined in the Arranger Fee Letter) (such later date, the “Syndication Date”), you agree to, and (to the extent not prohibited by the Merger Agreement as in effect on the date of your acceptance of this Commitment Letter (the “Signing Date”)) to use your commercially reasonable efforts to cause Parent and Spinco to, assist the Lead Arranger in completing a syndication that is reasonably satisfactory to us and you as soon thereafter as practicable. Such assistance shall include your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from your existing lending and investment banking relationships (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, Parent’s and Spinco’s existing banking relationships), (b) facilitate direct contact (which, if you and we shall agree, may be a conference, video or electronic call) between senior management, non-legal representatives and advisors of you (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, to ensure such contact between Parent’s and Spinco’s senior management, non-legal representatives and advisors), on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and places mutually agreed upon, (c) to the extent requested by the Lead Arranger, assist (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, use commercially reasonable efforts to cause Parent and Spinco to assist) in the preparation of a customary confidential information memorandum for the Bridge Facility and other customary marketing materials to be used in connection with the syndication, (d) host, with the Lead Arranger, a reasonable number of meetings (limited to one “bank meeting”, unless otherwise deemed necessary in the reasonable judgment of the Lead Arranger) of prospective Lenders (or, if you and we shall agree, a conference, video or electronic call in lieu thereof), at times and locations to be mutually agreed upon (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, using your commercially reasonable efforts to cause representatives of Parent and Spinco to be available for such meetings), (e) procure, at your expense, public corporate credit or family ratings of the Borrower from each of Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (f) ensure that there is no issuance, offering, placement, arrangement or syndication of any debt securities or syndicated or other bank financing or announcement thereof by or on behalf of you or your subsidiaries, and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, use commercially reasonable efforts to ensure that there is no issuance, offering, placement, arrangement or syndication of any debt securities or syndicated or other bank financing or announcement thereof by or on behalf of Spinco or its subsidiaries, in each case if such issuance, offering, placement, arrangement or syndication would reasonably be expected to materially impair the primary syndication of the Bridge Facility or the sale or placement of any senior notes issued to refinance or replace the Bridge Facility other than: (i) borrowings under the revolving credit facility under the Existing RMT Partner Credit Agreement; (ii) subsidiary financings through local facilities; (iii) ordinary course working capital facilities, capital leases, purchase money indebtedness and equipment financings; (iv) deferred purchase price obligations; (v) the arrangement, syndication and borrowing of the Spinco Bridge Facility and the Backstop Bridge Facility (each, as defined in Exhibit A hereto); and (vi) an increase in the principal amount of the commitments in respect of the revolving credit facility under the Existing RMT Partner Credit Agreement not to exceed $500,000,000). You further agree to reasonably cooperate with us with regard to immaterial changes reasonably requested by potential Lenders prior to the Successful Syndication of the Bridge Facility.

The Lead Arranger will, in consultation with you (including as to the allocation of commitments), manage all aspects of the syndication of the Bridge Facility (in each case subject to the provisions set forth in this Commitment Letter and to your consent rights set forth in the second preceding paragraph), including decisions as to the selection of institutions to be approached (subject to your consent rights set forth in the second preceding paragraph and which may not be Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you to the extent required pursuant to your consent rights set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree until completion of a Successful Syndication to promptly prepare and provide (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, to use commercially reasonable efforts to cause Parent and Spinco to prepare and provide) to the Lead Arranger all reasonably available information with respect to you, Spinco and your its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including customary financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”) relating to you and Spinco and your and its respective subsidiaries, and with respect to the Internal Restructuring (as defined in the Separation Agreement), the Distribution and the related transactions, in each case as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. Notwithstanding anything to the contrary in the foregoing, the only Projections, financial statements and other financial information the delivery of which shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Bridge Facility on the Closing Date required to be provided to the Lead Arranger shall be the financial information required to be delivered pursuant to paragraphs 4 and 5 of Exhibit C attached hereto. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding you or your affiliates or Parent, Spinco or their affiliates; provided that (i) you will use commercially reasonable efforts to inform us of the existence of such information to the extent permitted by law or contract and (ii) you will use commercially reasonable efforts to obtain required consents in order to provide such information.

Notwithstanding anything to the contrary herein (but without limiting your obligations to assist with syndication efforts as set forth herein), none of the foregoing, and neither the commencement nor the completion of the syndication of the Bridge Facility, shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Bridge Facility on the Closing Date.

You hereby represent and warrant (with respect to information or data relating to Spinco or its subsidiaries, the following representations and warranties shall be made solely to your knowledge) that (a) all written information and written data, other than the Projections and information of a general economic or general industry nature, in connection with the transactions contemplated hereby (the “Information”) that has been or will be made available to the Commitment Parties or prospective Lenders by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, taken as a whole, is or will be, when furnished, correct in all material respects and, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties or prospective Lenders by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Commitment Parties or prospective Lenders; it being understood that the Projections are as to future events, are not to be viewed as facts and the Projections (i) are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance. You agree that if at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to any information or Projections of Spinco and its subsidiaries, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Bridge Facility on the Closing Date. In arranging and syndicating the Bridge Facility, the Lead Arranger will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

4.	Fee Letters.

As consideration for the commitments of the Commitment Parties hereunder and their respective agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Arranger Fee Letter”) and in the Administrative Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Administrative Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), in each case on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise provided in the Fee Letters.

5.	Conditions.

Each Commitment Party’s commitments and agreements hereunder are subject solely to the conditions set forth in Exhibit C hereto (the “Specified Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation) other than the Specified Conditions (and upon satisfaction or waiver by each of the Commitment Parties of the Specified Conditions, each party thereto will execute and deliver the Facility Documentation to which it is a party and the initial funding under the Bridge Facility shall occur). Notwithstanding anything contained in this Commitment Letter, the Fee Letters or the definitive documentation in respect of the Bridge Facility (the “Bridge Facility Documentation”) to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by or on behalf of Parent and its subsidiaries (including Spinco) in the Merger Agreement as are material to the interests of the Lenders or the Commitment Parties, but only to the extent that (after giving effect to any applicable cure provisions) you or your affiliates have the right to terminate its or its subsidiaries’ obligations under the Merger Agreement or to decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the Specified Conditions are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Term Sheet relating to organization and powers, authorization of the Bridge Facility Documentation, due execution and delivery, binding effect and enforceability of the Bridge Facility Documentation and no contravention of organizational documents or any material debt instrument with respect to debt for borrowed money of Spinco or the Borrower or any of their respective subsidiaries in a principal or committed amount in excess of $100,000,000 after giving pro forma effect to the Transactions, in each case, as they relate to the entering into and performance of the Bridge Facility Documentation, margin regulations, Investment Company Act, solvency (as to the Borrower and its subsidiaries, taken as a whole, with solvency being determined in a manner consistent with Annex I to Exhibit C hereto), the PATRIOT Act, use of proceeds not violating the Foreign Corrupt Practices Act, laws applicable to sanctioned persons and other applicable sanctions, anti-corruption and bribery laws. The provisions of this Section 5, collectively, are referred to herein and in the Fee Letters as the “Funds Certain Provisions”.

6.	Indemnification and Expenses; Limitation of Liability.

Indemnification and Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party, each Lender and their respective affiliates and controlling persons and the respective partners, trustees, shareholders, officers, directors, employees, agents, advisors, members and representatives of each of the foregoing (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the transactions contemplated hereby, the Bridge Facility, any related transaction or the syndication or use of proceeds from the Bridge Facility or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether initiated by you or any of your affiliates, any Indemnified Person or any third party and whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after written demand (together with reasonably detailed back-up documentation supporting such demand) for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons (taken as a whole) and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Parties (taken as a whole) (and, in the case of an actual or potential conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such similarly affected Indemnified Persons taken as a whole), but no other third party advisors without your consent, or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person (as defined below) of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter, the Fee Letters or the Bridge Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your controlled affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any Proceeding brought against any Commitment Party or the Lead Arranger solely in its capacity as, or in the fulfillment of its role as, an agent, the Lead Arranger or another similar role under the Bridge Facility, except to the extent the acts or omissions of such Commitment Party or the Lead Arranger are determined by a final, non-appealable judgment of a court of competent jurisdiction to have constituted the gross negligence or willful misconduct of such Commitment Party or Lead Arranger or any of its Related Persons in such capacity or in fulfilling such role), and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties from time to time for all reasonable and documented out-of-pocket expenses (including but not limited to syndication expenses, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket legal fees and disbursements of one firm of counsel to the Commitment Parties (taken as a whole) identified in the Term Sheet and one firm of local counsel to the Commitment Parties (taken as a whole) in each appropriate jurisdiction (in any event excluding allocated costs of in-house counsel)), in each case, to the extent any such expenses were incurred in connection with the Bridge Facility and the preparation of this Commitment Letter, the Fee Letters and the Bridge Facility Documentation or the administration, amendment, modification or waiver thereof (collectively, the “Expenses”).

Notwithstanding the above, (a) you shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment as and to the extent required by the preceding paragraph and (b) each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under the preceding paragraph to such Indemnified Person for any losses, claims, damages liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof. No Indemnified Person shall, without your prior written consent (which shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment in any Proceeding referred to herein in respect of which indemnification is sought hereunder.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or wrongdoing by or on behalf of such Indemnified Person.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you, to the extent practicable, of the commencement of such Proceeding; provided that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6 or from any liability that you may have to such Indemnified Person other than pursuant to this Section 6, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of any such Proceeding brought by a third party, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there are actual or potential conflicts of interest between you and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one law firm for all Indemnified Persons taken as whole plus additional conflicts and local counsel as provided herein.

Each Indemnified Person shall, in consultation with you, take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding in connection with any losses, claims, damages, liabilities and expenses.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon any of your successors and assigns and inure to the benefit of successors and assigns of the Indemnified Persons.

Limitation of Liability.

Notwithstanding any other provision of this Commitment Letter, (i) the Commitment Parties, the Lenders and their respective affiliates and controlling persons and the respective partners, trustees, shareholders, officers, directors, employees, agents, advisors, members and representatives of each of the foregoing (each, an “Specified Persons” and collectively, the “Specified Persons”) shall not be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except, solely in the case of any Specified Person or any Related Person of such Specified Person, to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Specified Person or any Related Person of such Specified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) without in any way qualifying your other obligations hereunder (including with respect to your indemnification obligations above), neither (x) any Specified Person, nor (y) you (or any of your subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages other than in respect of any such damages paid or required to be paid by an Specified Person to a third party as otherwise indemnified under this Section 6 in connection with your or its activities related to the Bridge Facility, the Commitment Letter or the Fee Letters.

For purposes hereof, a “Related Person” of an Indemnified Person or Specified Person means any of such Indemnified Person or Specified Person (in each case, including but not limited to in its capacities as an agent in respect of the Bridge Facility or the Lead Arranger or any Lender) and its affiliates and controlling persons and their respective partners, trustees, shareholders, officers, directors, employees, agents, advisors, members and representatives.

7.	Sharing of Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you and other companies which may be the subject of the arrangements contemplated by this Commitment Letter or with which you may have commercial or other relationships for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or with which you may have commercial or other relationships or engage in commodities trading with any thereof. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

The Commitment Parties and their respective affiliates may have economic interests that conflict with your economic interests. You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise (unless separately agreed to in writing) will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, your and their respective stockholders or your and their respective affiliates in respect of the financing contemplated hereby. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, your management, stockholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the financing contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by the any Commitment Party in connection with this Commitment Letter and the financing transactions contemplated hereby. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.

In addition, please note that Barclays Capital Inc. has been retained by the Borrower as financial advisor (in such capacity, the “Financial Advisor”) to the Borrower in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

8.	Assignability; Amendments; Counterparts.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than as provided in Section 3 hereof) without the prior written consent of each other party hereto, not to be unreasonably withheld, delayed or conditioned (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and Indemnified Persons and Specified Persons to the extent expressly set forth herein), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Specified Persons to the extent expressly set forth herein) and are not intended to create a fiduciary relationship among the parties hereto; provided that with respect to the commitments, any assignments shall be subject to the limitations set forth in Section 3 of this Commitment Letter entitled “Syndication”. Any and all obligations of, and services to be provided by, the Commitment Parties hereunder may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches in the United States; provided that with respect to the commitments, any assignments shall be subject to the limitations set forth in Section 3 of this Commitment Letter entitled “Syndication”. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Commitment Letter or any amendment, extension or renewal thereof may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Commitment Letter (including the exhibits hereto) and, together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

9.	Governing Law; Waiver of Jury Trial.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION “SPINCO MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A SPINCO MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR APPLICABLE AFFILIATE HAVE THE RIGHT TO TERMINATE YOUR (OR ITS) OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE MERGER AND (C) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the financing transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such federal or state court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby in any such federal or New York State court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.	Confidentiality.

This Commitment Letter is entered into on the understanding that none of the Fee Letters and their terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your affiliates and your and their respective officers, directors, employees, partners, equity holders, members, stockholders, controlling persons, attorneys, accountants and advisors on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, to the extent permitted by law, you agree to use commercially reasonable efforts to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter, and the contents hereof, to potential arrangers, agents, co-agents, equity investors, and lenders or participants or prospective lenders or participants and their respective officers, directors, employees, attorneys, accountants and advisors and to ratings agencies, (ii) you may disclose the summary terms of the Bridge Facility, the existence thereof and the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information and generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials (including those relating to the Spinco Bridge Facility, the Backstop Bridge Facility and the Backstop Amendments or any proxy or other public filing, (iii) the Fee Letters may be disclosed to persons performing customary accounting functions, including accounting for deferred financing costs, (iv) this Commitment Letter and a redacted version of the Fee Letters (with such redaction to be reasonably acceptable to the Lead Arranger) may be disclosed to Remainco and its directors, officers, employees, agents, legal counsel, accountants, advisors, consultants and financing sources, in each case on a confidential basis and only in connection with the Transactions and (v) this Commitment Letter and the Fee Letters may be disclosed as necessary to enforce the terms thereof or in connection with any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby or enforcement thereof or hereof. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure (excluding, for the avoidance of doubt, any customary Form 8-K filed in connection with the Bridge Facility becoming effective) prior to public release. The foregoing restrictions (other than with respect to the Fee Letters) shall cease to apply upon the earlier of (A) the Closing Date and (B) two years following the date of this Commitment Letter.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates in connection with the transactions contemplated hereby solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information or the Fee Letters (or the contents thereof); provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or legal process (in which case the Commitment Parties, to the extent permitted by applicable law, agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority over such Commitment Party) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties, to the extent permitted by law, agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority over such Commitment Party) to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their respective affiliates or any Related Person of the foregoing in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents (collectively, its “Representatives”) who need to know such information in connection with the transactions contemplated hereby and are made aware and agree to comply with the provisions of this paragraph in each case on a confidential basis (it being understood that the failure of any such Representative of a Commitment Party to comply with the provisions of this paragraph shall be deemed a violation of this paragraph by such Commitment Party), (e) to potential or prospective Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Bridge Facility, subject to the proviso below, (f) for purposes of establishing a “due diligence” or similar defense in connection with any proceeding in connection with the transactions contemplated hereby, (g) to market data collectors and service providers providing services in connection with the syndication or administration of the Bridge Facility, (h) to the extent such information is independently developed by such Commitment Party or any of its Representatives, (i) to the extent you shall have consented to such disclosure in writing, (j) to any rating agency on a confidential basis or (k) in connection with the exercise of any Commitment Party’s rights and remedies under this Commitment Letter or the Fee Letters or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated thereby or enforcement hereof or thereof; provided that (x) the disclosure of any such information to any potential or prospective Lenders, participants, assignees or direct or indirect contractual counterparties referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant, assignee or direct or indirect contractual counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party or any of its affiliates to any Disqualified Lender. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Bridge Facility Documentation upon the initial funding thereunder (it being understood that any Commitment Party that is not a party to the Bridge Facility Documentation shall remain bound by this paragraph) and shall in any event terminate upon the second anniversary of the date hereof.

11.	Miscellaneous.

The reimbursement (if applicable), compensation (if applicable), indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 7 shall remain in full force and effect regardless of whether Bridge Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your reimbursement and indemnification obligations under this Commitment Letter shall automatically terminate and be superseded, to the extent covered thereby, by the Bridge Facility Documentation.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including the execution and delivery of the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), the Commitment Parties and each other Lender may be required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name, address, tax identification number, a certification regarding beneficial ownership required by and 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”) (solely with respect to the Borrower) (such certification, the “Beneficial Ownership Certification”) and other information regarding the Company and each Subsidiary Guarantor that will allow the Commitment Parties or such Lender to identify the Company in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Parties and each Lender. You acknowledge that Barclays shall be permitted to share any and all such information with the Lenders.

We hereby agree that notwithstanding any provision to the contrary in this Commitment Letter or the Fee Letters, neither (a) any officer, director, employee, member, manager, partner, stockholder, agent or representative of you or your affiliates (other than you) and controlling persons nor (b) your or their respective affiliates (other than you) and controlling persons shall have any liability for any obligations of the Company under the Commitment Letter or the Fee Letters.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to Barclays executed counterparts hereof and of the Fee Letters, and paying the fees specified herein and in the Fee Letters to be payable upon the acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m., New York City time, on February 16, 2021. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate and expire at such time in the event that Barclays has not received both (a) such executed counterparts and (b) such payments in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate (unless you request an extension and each Commitment Party shall, in its discretion, agree to such extension) upon the earliest of (a) the End Date (as defined in the Merger Agreement as in effect on the Signing Date, without giving effect to any amendment thereto or consent thereunder, and as it may be extended in accordance with the terms of the Merger Agreement as in effect on the Signing Date, the “Outside Date”), unless the Closing Date occurs on or prior thereto, (b) the date of the termination of the Merger Agreement by you or with your written consent or otherwise in accordance with its terms (in which case you agree to inform us promptly thereof), (c) the date of the closing of the Merger without the use of the Bridge Facility (the earliest of the foregoing clauses (a), (b) and (c), the “Expiration Date”) and (d) the execution and delivery of the Bridge Facility Documentation by the parties thereto; provided that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter by any Commitment Party that occurred prior to any such termination. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder (or a portion thereof) at any time upon written notice to them from you, subject to your surviving obligations as set forth in the first paragraph of Section 11 of this Commitment Letter and in the Fee Letters.

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We are pleased to have been given the opportunity to assist you in connection with this financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Sam Yoo
	Name:	SAM YOO
	Title:	MANAGING DIRECTOR

[Signature Page to Commitment Letter (Rover)]

Accepted and agreed to as of
the date first above written:

REGAL BELOIT CORPORATION

By:	/s/ Louis V. Pinkham
	Name:	Louis V. Pinkham
	Title:	Chief Executive Officer

[Signature Page to Commitment Letter (Rover)]

CONFIDENTIAL

EXHIBIT A

Project Phoenix
$2,126,000,000 364-Day Bridge Facility
Transaction Description1

Reference is made to (a) the Separation and Distribution Agreement dated as of February 15, 2021 (together with the schedules and exhibits thereto, the “Separation Agreement”), among Rexnord Corporation, a Delaware corporation (“Parent”), Regal Beloit Corporation, a Wisconsin corporation (the “Borrower”), and Land Newco, Inc., a Delaware corporation and a newly-formed wholly owned indirect subsidiary of Parent (“Spinco”), and (b) the Agreement and Plan of Merger dated as of February 15, 2021 (together with the schedules and exhibits thereto, the “Merger Agreement”), among Parent, the Borrower, Spinco and Phoenix 2021, Inc., a newly-formed Delaware corporation and a wholly owned subsidiary of the Borrower (“Merger Sub”).

(i)	Pursuant to the Separation Agreement, Parent will consummate the Internal Restructuring (as defined in the Separation Agreement) and the Spinco Contribution (as defined in the Separation Agreement) on the terms and subject to the conditions therein, pursuant to which Parent will separate the Spinco Business (as defined in the Separation Agreement) so that, as of immediately prior to the First Distribution (as defined in the Separation Agreement), the Spinco Business is held by Spinco and the members of the Spinco Group (as defined in the Separation Agreement).

(ii)	Immediately following the Internal Restructuring and the Spinco Contribution and prior to or substantially simultaneously with the Spin-Off (as defined in the Separation Agreement),

a.	Spinco will pay a special cash dividend to Parent or a subsidiary of Parent (the “Parent Special Payment”); and

b.	Parent will (x) repay, prepay, repurchase, redeem or otherwise amend the Remainco Debt Facilities (as defined in the Merger Agreement) so that the consummation of the Transactions will not result in a breach thereof or a default or event of default thereunder and (y) consummate the Lien and Guarantee Release (as defined in the Merger Agreement) (clauses (x) and (y), collectively, the “Remainco Refinancing”) (it being understood such Remainco Refinancing is effectively simultaneous with the Merger (as defined below));

(iii)	Immediately following the Internal Restructuring, the Spinco Contribution and the payment of the Parent Special Payment and pursuant to the Separation Agreement, Parent will distribute all of the issued and outstanding shares of Spinco Common Stock (as defined in the Separation Agreement) to Parent’s stockholders by way of one or more pro rata dividends (collectively, the “Distribution”).

(iv)	Immediately following the Spin-Off and pursuant to the Merger Agreement, Merger Sub will merge with and into Spinco (the “Merger”), with Spinco continuing as the surviving corporation, and all shares of Merger Sub’s common stock issued and outstanding at such time will be converted into shares of common stock of Spinco.

(v)	To the extent the board of directors of the Borrower has declared that it will pay a special cash dividend to its stockholders pursuant to Section 1.7 of the Merger Agreement (the “Borrower Special Payment”), the Borrower will pay the Borrower Special Payment within 10 business days following the effectiveness of the Merger.

1 Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

A-1

The Borrower Special Payment and the payment of fees and expenses incurred by the Borrower in connection with the Transactions (as defined below) (such fees and expenses, the “Transaction Costs”) will be financed from the proceeds of loans obtained by the Borrower under a new senior bridge facility as described in Exhibit B (the “Bridge Facility”). The Parent Special Payment will be financed from the proceeds of loans obtained by Spinco under a new bridge facility (the “Spinco Bridge Facility”). The Existing RMT Partner Credit Agreement (as defined in Exhibit B) will be backstopped by commitments obtained by the Borrower for a new bridge facility (the “Backstop Bridge Facility”) in an amount sufficient to backstop the outstanding loans (including outstanding revolving credit loans) under the Existing RMT Partner Credit Agreement until such time, if any, as Borrower may obtain an amendment to the Existing RMT Partner Credit Agreement to permit the merger and the incurrence of indebtedness and liens contemplated by the foregoing and an increase of the maximum Funded Debt to EBITDA Ratio not to exceed 4.50:1.00 (the “Backstop Amendment”).

The transactions described above are collectively referred to herein as the “Transactions”.

For purposes of the Commitment Letter and the Fee Letters, the “Closing Date” shall mean the date of the satisfaction or waiver by the Commitment Parties of the conditions set forth in Exhibit C to the Commitment Letter and the funding of the Bridge Facility.

A-2

CONFIDENTIAL

EXHIBIT B

Project Phoenix
$2,126,000,000 364-Day Bridge Facility
Summary of Principal Terms and Conditions2

Borrower:	Regal Beloit Corporation, a Wisconsin corporation (the “Borrower”).

Administrative Agent:	Barclays Bank PLC (“Barclays”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) in respect of the Bridge Facility.

Sole Bookrunner and Sole Lead Arranger:	Barclays (the “Lead Arranger”).

Syndication Agent:	One or more financial institutions identified by the Borrower in consultation with the Lead Arranger.

Documentation Agent:	One or more financial institutions identified by the Borrower in consultation with the Lead Arranger.

Lenders:	A syndicate of banks, financial institutions and other entities, including Barclays and the other Commitment Parties, but excluding Disqualified Lenders, arranged by the Lead Arranger and, to the extent required pursuant to the Commitment Letter, reasonably acceptable to the Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Lenders”).

Facility:	A 364-day senior bridge facility (the “Bridge Facility”; the loans thereunder, the “Bridge Loans”) in an aggregate principal amount in U.S. dollars of $2,126,000,000.

Availability:	The Bridge Facility may only be drawn in a single borrowing, substantially simultaneously with the Distribution and consummation of the Merger, on the Closing Date, which shall occur prior to the Expiration Date. Amounts repaid or prepaid in respect of the Bridge Facility may not be reborrowed.

Purpose:	The proceeds of Bridge Loans will be used by the Borrower on the Closing Date to pay the Borrower Special Payment, to (if necessary) redeem the Borrower’s senior notes due 2023 under the Note Purchase Agreement (as defined in the Existing RMT Partner Credit Agreement (the “2023 Redemption”) and to pay Transaction Costs.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.0% per annum (in the case of overdue principal) and 2.0% above the rate applicable to Base Rate Bridge Loans (in the case of all other overdue amounts).

2 Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

Final Maturity and Amortization:	The Bridge Facility (a) will terminate and all Bridge Loans will be due and payable on the date that is 364 days after the Closing Date and (b) will require no scheduled amortization.

Voluntary Prepayments and Reductions in Commitments:

Upon at least three business days’ prior irrevocable written notice to the Administrative Agent (which notice may be conditioned upon the consummation of another transaction), the Borrower may at any time prior to the Closing Date in whole permanently terminate, or from time to time in part permanently reduce (in minimum principal amounts to be agreed), the unutilized commitments under the Bridge Facility.

Prepayments of borrowings under the Bridge Facility will be permitted at any time (in minimum principal amounts to be agreed), without premium or penalty, subject to prior notice (which notice may be conditioned upon the consummation of another transaction) and reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Margin borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments and Reductions in Commitments:

Prior to the Closing Date, the commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced, and on and after the Closing Date, the Bridge Loans shall be prepaid, in each case, dollar-for-dollar by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance, casualty and condemnation proceeds) (other than (i) dispositions of obsolete or worn-out property and property no longer used or useful in the business, (ii) intercompany dispositions, (iii) dispositions by or of foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Borrower, (iv) dispositions of receivables pursuant to bills of exchange, accounts receivable sale and securitization programs and (v) the net cash proceeds from all other such non-ordinary course asset sales or other dispositions of property to the extent (x) the aggregate amount of such net cash proceeds of each such asset sale under this clause (v) is less than $25,000,000 and (y) the aggregate amount of such net cash proceeds from all such non-ordinary course asset sales under this clause  (v), together with the aggregate amount of net cash proceeds from all equity or equity-linked securities described in the corresponding parenthetical in paragraph (c) below, does not exceed $100,000,000), subject to the right to reinvest 100% of such proceeds, if such proceeds are re-invested in assets used or useful for their business, including in permitted acquisitions or capital expenditures within 12 months of receipt;

(b) 100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including any senior notes issued to refinance the Bridge Facility), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred in respect of the revolving credit facility under the Amended and Restated Credit Agreement dated as of August 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, pursuant to the Backstop Amendment and/or to increase the revolving credit commitments thereunder as provided in the Commitment Letter, the “Existing RMT Partner Credit Agreement”), among the Borrower, the subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (iii) any working capital facilities (including receivables securitization facilities) of the Borrower or any of its subsidiaries, (iv) any commercial paper, (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets, (vi) other debt for borrowed money to be agreed upon, (vi) any loans incurred under the Spinco Bridge Facility; (vii) any loans incurred under the Backstop Bridge Facility and (viii) any debt for borrowed money incurred by Spinco or any subsidiaries of Spinco, except to the extent any such debt is incurred on or after the Closing Date and all obligations under the Spinco Bridge Facility have been repaid or prepaid; provided, notwithstanding the foregoing, this clause (b) shall not reduce commitments in respect of (or require prepayment of) the Bridge Facility due to any drawing or borrowing of a Qualifying Term Loan Facility (as defined below) if and to the extent the commitments in respect of the Bridge Facility were previously reduced upon the effectiveness of the applicable Qualifying Term Loan Facility and further reduction or prepayment would be duplicative thereof;

(c) 100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries (other than net cash proceeds from all such equity or equity-linked securities to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all non-ordinary course asset sales or other dispositions of property described in the corresponding parenthetical in clause  (v) of paragraph (a) above, does not exceed $100,000,000), subject to exceptions and thresholds to be agreed upon, including (i) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds (including any equity securities issued upon conversion or exercise of any of the foregoing described in this clause (i)), (ii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition or joint venture arrangement, (iii) equity interests or such other securities issued to the Borrower or any of its subsidiaries and (iv) equity issued to the shareholders of Parent in connection with the Merger; and

(d) without duplication of clause (b), 100% of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded bank term loan credit agreement or similar definitive agreement for the incurrence of debt for borrowed money that has become effective for the purpose of financing the RMT Partner Special Payment and (if applicable) the 2023 Redemption and having conditions to availability which are not more restrictive than the Specified Conditions (as reasonably determined by the Borrower upon entering into such committed financing), but excluding any Spinco Bridge Facility and/or Backstop Bridge Facility (a “Qualifying Term Loan Facility”) (such reduction to occur automatically upon the effectiveness of the definitive documentation for such term loan credit facility).

The Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section or of having entered into a Qualifying Term Loan Facility.

In addition, the commitments shall terminate on the Expiration Date.

Notwithstanding the foregoing, (a) the commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced and the Bridge Loans shall be prepaid, in each case, pursuant to clause (a) above only to the extent such proceeds are not subject to the mandatory prepayment provisions in the Existing RMT Partner Credit Agreement and shall be subject to sharing as and to the extent required by the Note Purchase Agreement (as defined in the Existing RMT Partner Credit Agreement) and (b) on and after the Closing Date, to the extent any net cash proceeds are in respect of any dispositions of property of Spinco or any of its subsidiaries (the “Spinco Entities”) or any issuances or incurrences by any Spinco Entities, the Bridge Loans shall be prepaid pursuant to clauses (a), (b) and (c) with such proceeds solely to the extent all obligations under the Spinco Bridge Facility have been (or will be substantially simultaneously with such prepayment) prepaid in full.

Bridge Facility Documentation:	The Bridge Facility Documentation will be based upon the Existing RMT Partner Credit Agreement and will contain the provisions described herein; it being understood and agreed that, except as otherwise expressly set forth herein, the Bridge Facility Documentation shall be no more restrictive than the Existing RMT Partner Credit Agreement, with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge financing) and the Arranger Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing RMT Partner Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent that are customarily included in current credit agreements of a similar type and nature with respect to which Barclays acts as administrative agent, and (d) to the extent not inconsistent with the terms of the Commitment Letter (including all exhibits thereto) and the Fee Letters, as agreed by the Borrower and the Lead Arranger after good faith consideration of comments from the Lead Arranger and the syndicate of Lenders, on one hand, or the Borrower, on the other. On or after the Closing Date, the Administrative Agent shall, to the extent required by the Existing RMT Partner Credit Agreement, execute and deliver an acknowledgment to the Intercreditor Agreement (as defined in the Existing RMT Partner Credit Agreement as in effect on the date hereof) in the form of Exhibit A thereto.

Representations and Warranties:

Limited to the following (which shall be substantially the same as the Existing RMT Partner Credit Agreement, with the modifications set forth below and subject to the requirements set forth below under “Ratings Trigger”): organization and powers; authorization of Bridge Facility Documentation and borrowings; no conflict; validity and binding documentation; financial condition and solvency (to be defined in a manner consistent with Annex I to Exhibit C); no material adverse change since the Closing Date; litigation; ownership of property; subsidiaries; pension plans and plan assets; inapplicability of the Investment Company Act; margin regulations; payment of taxes; environmental matters; information (consistent with the representation in the Commitment Letter); and anti-corruption, sanctions laws and PATRIOT Act.

All representations made on the Closing Date shall be made after giving effect to the Transactions and shall be subject to the Funds Certain Provisions.

Conditions Precedent to Closing:	Subject to the Funds Certain Provisions in all respects, the closing (and the funding) of the Bridge Facility will be subject only to satisfaction (or waiver by each Commitment Party) of the Specified Conditions.

Affirmative Covenants:	Limited to the following (which shall be substantially the same as the Existing RMT Partner Credit Agreement with mutually agreed-upon changes and subject to the requirements set forth below under “Ratings Trigger”): delivery of financial statements, reports, certificates and other information; books, records and inspections; insurance; compliance with laws (including environmental, ERISA, and anti-corruption and sanctions laws); use of proceeds (including as to anti-corruption and sanctions laws); payment of taxes; maintenance of corporate existence; further assurances; “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation; and non-guarantor domestic subsidiaries. The insurance covenant shall provide that the Borrower and its significant subsidiaries may maintain self-insurance and otherwise must maintain customary insurance except to the extent the failure to be so insured could not reasonably be expected to have a material adverse effect.

Negative Covenants:	Limited to the following (which shall be substantially the same as the Existing RMT Partner Credit Agreement, with mutually agreed-upon changes and subject to the requirements set forth below under “Ratings Trigger”): limitations on debt (which shall in any event permit the Spinco Bridge Facility and either the Existing RMT Partner Credit Agreement or the Backstop Bridge Facility); limitations on liens; limitations on mergers, consolidations and sales of assets (which shall permit the Merger and permit the disposition of any assets, equity interests and/or divisions or lines of business as and to the extent required by any governmental authority having (or purporting to have) jurisdiction over the Borrower or any of its subsidiaries); and limitations on transactions with affiliates.

Financial Covenants:

A maximum Funded Debt to EBITDA Ratio, as of the last day of any four fiscal quarter period, of 4.00 to 1.00; provided that at any time either (a) a Non-Investment Grade Debt Rating (as defined below) occurs and is continuing or (b) the Bridge Facility is fully drawn, the maximum Funded Debt to EBITDA Ratio, as of the last day of any four fiscal quarter period, shall not exceed 4.50 to 1.00.

A minimum Interest Coverage Ratio, as of the last day of any four fiscal quarter period, of not less than 3.00 to 1.00.

Notwithstanding the above, in no event shall either financial covenant for any period be less restrictive than the corresponding financial covenant for such period under the Note Purchase Agreement (as defined in the Existing RMT Partner Credit Agreement) for so long as the Note Purchase Agreement is in effect.

The foregoing financial terms to be substantially the same as set forth in the Existing RMT Partner Credit Agreement, and all calculations will be made on a pro forma basis after giving effect to the Transactions.

Guarantees:

The obligations of the Borrower under the Bridge Facility Documentation will be guaranteed by the domestic subsidiaries of the Borrower, including Spinco and the subsidiaries of Spinco (other than excluded subsidiaries (which shall include (i) any subsidiary having assets with a value of less than $10 million and (ii) not-for-profit subsidiaries)), representing not less than (x) 80% of the total assets of the Borrower and its domestic subsidiaries (other than excluded subsidiaries) and (y) 80% of the total revenue of the Borrower and its domestic subsidiaries (other than excluded subsidiaries) (the “Subsidiary Guarantors” and, together with the Borrower, the “Loan Parties”) to the extent and on the terms substantially as provided in the Existing RMT Partner Credit Agreement; provided that (i) compliance with the guarantor coverage test will only be tested for a fiscal quarter at the time of delivery by the Borrower of the compliance certificate with respect to such quarter and (ii) notwithstanding the foregoing, the Subsidiary Guarantors shall include each subsidiary of the Borrower that guarantees the obligations under the Existing RMT Partner Credit Agreement, the Backstop Bridge Facility, the Spinco Bridge Facility or the Note Purchase Agreement.

If at any time the Debt Rating (as defined in Annex I to this Exhibit B) by S&P is BBB or higher and by Moody’s is Baa2 or higher, the requirement for domestic subsidiaries of the Borrower to guarantee the obligations under the Bridge Facility Documentation shall no longer be effective so long as prior to or concurrently with such release, the lenders under the Existing RMT Partner Credit Agreement, the Backstop Bridge Facility and the Spinco Bridge Facility and the holders of notes under the Note Purchase Agreement and of any indebtedness in an aggregate principal amount exceeding an amount to be agreed each release such subsidiaries as guarantors under the applicable documentation governing such indebtedness.

Security:	None, subject to the requirements set forth below under “Ratings Trigger”.

Ratings Trigger:	If the Debt Rating by S&P in effect at any time on or after the Closing Date is lower than BBB- or the Debt Rating by Moody’s in effect at any time on or after the Closing Date is lower than Baa3 (such rating, a “Non-Investment Grade Rating”), the Lead Arranger may make any or all of the following changes to the Bridge Facility (which shall be incorporated in the Bridge Facility Documentation, including security and collateral agreements, as promptly as practicable and in any event on or prior to the later of (x) 20 calendar days (or such later date as may be agreed to by the Administrative Agent) after the Closing Date and (y) 20 calendar days (or such later date as may be agreed to by the Administrative Agent) after the date of the public announcement of such Debt Rating): (a) (i) require that the obligations of the Loan Parties shall be secured on a first priority basis by the assets of (including any debt and equity owned by) the Loan Parties, subject to certain exceptions to be agreed that are customary for similar leveraged loans for similar companies; provided that any actions necessary to perfect any security interest, other than filing financing statements or intellectual property security agreements or delivery of possessory collateral, shall be completed as promptly as practicable and in any event on or prior to the date that is 90 calendar days (or such later date as may be agreed to by the Administrative Agent) after the later of (x) the Closing Date and (y) the date of the public announcement of such Debt Rating, and (ii) modify the representations and warranties, affirmative covenants and negative covenants to include certain provisions to be agreed that are customary for secured loans; and/or (b) add negative covenants in respect of restricted payments and investments, with exceptions to be agreed that are customary for similar leveraged loans for similar companies.

Events of Default:	Substantially the same as the Existing RMT Partner Credit Agreement, including (except as set forth herein) thresholds and grace periods as provided therein, which shall be limited to the following: failure to pay principal, interest or other amounts; cross default with respect to the Spinco Bridge Facility, the Backstop Bridge Facility and any debt in excess of $100 million; certain bankruptcy events; breach of covenants; breach of representations and warranties in any material respect; certain ERISA matters that could reasonably be expected to result in a material adverse effect; unpaid judgments in excess of $100 million; invalidity of guarantees or any material provision of any material loan document; and Change in Control (as defined in the Existing RMT Partner Credit Agreement but with the threshold increased to 50% to the extent the corresponding thresholds in each of the Existing RMT Partner Credit Agreement, the documentation governing the Spinco Bridge Facility, the documentation governing the Backstop Bridge Facility and, to the extent any obligations remain outstanding thereunder, in the Note Purchase Agreement (as defined in the Existing RMT Partner Credit Agreement) are increased to 50%).

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments thereunder (the “Required Lenders”), with certain amendments requiring class votes, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees payable to such Lender and (iii) extensions of final maturity or scheduled date for the payment of principal of the loans or commitments of such Lender and (b) the consent of each Lender shall be required with respect to, among other things, (i) the amendment of certain pro rata sharing provisions and (ii) the amendment of voting percentages of the Lenders.

Yield Protection and Illegality:	Substantially the same as the Existing RMT Partner Credit Agreement.

The Borrower will have customary rights to replace or (subject to no event of default) remove any Lender that becomes a defaulting lender, requests compensation for increased costs (including as a result of a participant request for increased costs) or loss of yield or fails to consent to certain amendments. Any assignment in respect of replacement of a Lender may become effective without the replaced Lender being a party to such assignment documentation.

Defaulting Lenders:	The Bridge Facility Documentation will contain customary defaulting lender provisions addressing, among other things, voting rights and commitment reallocations.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments to other Lenders (or their affiliates or Approved Funds (as defined in the Existing RMT Partner Credit Agreement)) without restriction, or to other financial institutions with the consent of the Borrower (so long as no event of default has occurred and is continuing) and the Administrative Agent, in each case not to be unreasonably withheld or delayed; provided that (a) the Borrower shall be deemed to have given its consent to an assignment if it has not responded within 10 business days of a written request for such consent, (b) no assignment may be made to any Disqualified Lender, (c) the Borrower shall be provided notice of any assignment made without its consent and (d) the Borrower’s consent to assignments shall not be required to the extent not required pursuant to the syndication provisions of the Commitment Letter. Notwithstanding the foregoing, however, any Lender assigning a commitment (prior to the funding of the Bridge Loans) shall be required to obtain the approval of the Administrative Agent, unless the proposed assignee is already a Lender. In the case of partial assignments, the minimum assignment amount will be $5,000,000. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments without restriction to other financial institutions (excluding Disqualified Lenders). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments, or scheduled date for the payment of principal of the loans, in each case in which such participant participates and (d) release of all or substantially all of the value of the guarantees of the Subsidiary Guarantors, other than in accordance with the terms thereof.

Any loan of any Lender may be funded by an affiliated Special Purpose Funding Vehicle of such Lender, so long as the commitment with respect thereto remains with such Lender.

The Bridge Facility Documentation will contain provisions permitting the removal of Disqualified Lenders that become Lenders and limiting the voting and information rights of such Lenders.

Expenses and Indemnification:	Substantially the same as the Existing RMT Partner Credit Agreement.

Most Favored Nation Protection:	Substantially the same as the Existing RMT Partner Credit Agreement.

European Union and UK Bail-In:	The Bridge Facility Documentation will contain standard European Union and UK bail-in acknowledgements.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arranger:	Simpson Thacher & Bartlett LLP.

CONFIDENTIAL

ANNEX I TO EXHIBIT B

Pricing and Fees

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Base Rate (as defined below) plus the Base Rate Margin (as defined below) or (b) the Eurodollar Rate (Reserve Adjusted) (as defined below) plus the Eurodollar Margin (as defined below).

Each of the “Eurodollar Margin” and the “Base Rate Margin” will be determined as of any date of determination by reference to the Pricing Grid below.

As used herein:

“Base Rate” shall mean the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board (the “Prime Rate”), (ii) the Federal Funds effective rate from time to time plus 0.5% and (iii) the Eurodollar Rate (Reserve Adjusted) for a one-month interest period plus 1%.

“Eurodollar Rate (Reserve Adjusted)” shall mean a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (the “LIBOR Rate”), or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBOR Rate, in each case as adjusted for applicable reserve requirements; provided that if LIBOR Rates are quoted under either of clauses (x) or (y), but there is no such quotation for the interest period elected, the LIBOR Rate shall be equal to the interpolated rate; provided that in no event shall the Eurodollar Rate (Reserve Adjusted) be less than zero.

The Borrower shall be permitted to request interest periods in respect of Loans accruing interest based on the Eurodollar Rate of one week or one, two, three, six or twelve months (or such other period as all Lenders may agree).

The Bridge Facility Documentation shall include the ARRC “hardwired” provisions in respect of the discontinuation of LIBOR.

B-I-1

Duration Fees:

The Borrower will pay, on each Duration Fee Date (as defined below) to the Administrative Agent for the account of each Lender in proportion to its Bridge Loans in respect of the Bridge Facility on the applicable Duration Fee Date, non-refundable duration fees (the “Duration Fees”) in an amount equal to the product of (i) the Applicable Duration Fee Rate multiplied by (ii) the aggregate principal amount of the Bridge Loans outstanding on the applicable Duration Fee Date. The Duration Fees shall be earned, due and payable on each applicable Duration Fee Date.

The “Duration Fee Dates” shall be each of (a) the date that is 90 days after the Closing Date, (b) the date that is 180 days after the Closing Date and (c) the date that is 270 days after the Closing Date.

The “Applicable Duration Fee Rate” shall be determined as of any Duration Fee Date by reference to the Pricing Grid below.

Ticking Fees:	The Borrower will pay to each Commitment Party in proportion to its commitments in respect of the Bridge Facility, non-refundable ticking fees (the “Ticking Fees”) in an amount equal to the product of the Applicable Ticking Fee Rate (as defined below) multiplied by the actual daily undrawn portion of the aggregate principal amount of the commitments in respect of the Bridge Facility (as such amount shall be adjusted to give effect to any voluntary or mandatory reductions of the commitments in accordance with the terms of the Commitment Letter or the Bridge Facility Documentation), which Ticking Fees shall accrue from and including the 90th day following the Signing Date, through and including the earlier of (x) the Closing Date and (y) the date of the termination or expiration of the commitments in respect of the Bridge Facility (such earliest date, the “Ticking Fee Termination Date”) and shall be earned, due and payable on the Ticking Fee Termination Date.

B-I-2

Pricing Grid

Eurodollar Margin and Base Rate Margin

Each of the “Eurodollar Margin” and the “Base Rate Margin” mean, as of any date of determination, (a) solely if there is at least one Debt Rating from Moody’s or S&P in effect on such date, the applicable percentage per annum set forth below and directly opposite the applicable Debt Rating or (b) otherwise, the applicable percentage per annum set forth below and directly opposite the applicable Funded Debt to EBITDA Ratio; provided that, in the case of this clause (b), (i) each of the Eurodollar Margin and the Base Rate Margin shall be determined based on the Funded Debt to EBITDA Ratio as of the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements have been delivered to the Lead Arranger or the Administrative Agent pursuant to the Commitment Letter or the Bridge Facility Documentation, (ii) the Funded Debt to EBITDA Ratio shall be calculated on a pro forma basis after giving effect to the Transactions and (iii) if as of any date of determination, the Borrower shall have failed to deliver the financial statements and any related certificates on the day required by the Commitment Letter or the Bridge Facility Documentation in respect of the most recent fiscal period of the Borrower, the Funded Debt to EBITDA Ratio shall be deemed to be greater than 3.25 to 1.00 for purposes of determining each of the Eurodollar Margin and the Base Rate Margin.

	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
Debt Ratings	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin
A- or higher / A3 or higher	1.125%	0.125%	1.375%	0.375%	1.625%	0.625%	1.875%	0.875%
BBB+ /Baa1	1.250%	0.250%	1.500%	0.500%	1.750%	0.750%	2.000%	1.000%
BBB/Baa2	1.375%	0.375%	1.625%	0.625%	1.875%	0.875%	2.125%	1.125%
BBB-/Baa3	1.500%	0.500%	1.750%	0.750%	2.000%	1.000%	2.250%	1.250%
BB+ or lower /Ba1 or lower	2.000%	1.000%	2.250%	1.250%	2.500%	1.500%	2.750%	1.750%

B-I-3

	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
Funded Debt to EBITDA Ratio	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin
Less than or equal to 1.00 to 1.00	1.125%	0.125%	1.375%	0.375%	1.625%	0.625%	1.875%	0.875%
Greater than 1.00 to 1.00 but less than or equal to 1.75 to 1.00	1.250%	0.250%	1.500%	0.500%	1.750%	0.750%	2.000%	1.000%
Greater than 1.75 to 1.00 but less than or equal to 2.50 to 1.00	1.375%	0.375%	1.625%	0.625%	1.875%	0.875%	2.125%	1.125%
Greater than 2.50 to 1.00 but less than or equal to 3.25 to 1.00	1.500%	0.500%	1.750%	0.750%	2.000%	1.000%	2.250%	1.250%
Greater than 3.25 to 1.00	1.750%	0.750%	2.000%	1.000%	2.250%	1.250%	2.500%	1.500%

Applicable Duration Fee Rate

The “Applicable Duration Fee Rate” means, as of any Duration Fee Date, (a) solely if there is at least one Debt Rating from Moody’s or S&P in effect on such date, the applicable percentage per annum set forth below the applicable Debt Ratings of the Borrower from Moody’s and S&P or (b) otherwise, the applicable percentage per annum set forth below the applicable Funded Debt to EBITDA Ratio; provided that, in the case of this clause (b), (i) the Applicable Duration Fee Rate shall be determined based on the Funded Debt to EBITDA Ratio as of the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements have been delivered to the Lead Arranger or the Administrative Agent pursuant to the Commitment Letter or the Bridge Facility Documentation, (ii) the Funded Debt to EBITDA Ratio shall be calculated on a pro forma basis after giving effect to the Transactions and (iii) if as of any Duration Fee Date, the Borrower shall have failed to deliver the financial statements and any related certificates on the day required by the Commitment Letter or the Bridge Facility Documentation in respect of the most recent fiscal period of the Borrower, the Funded Debt to EBITDA Ratio shall be deemed to be greater than 3.25 to 1.00 for purposes of determining Duration Fee Rate.

B-I-4

	If the Debt Rating in effect as of such Duration Fee Date is BBB-/Baa3 or higher:	If the Debt Rating in effect as of such Duration Fee Date is lower than BBB-/Baa3:	If the Funded Debt to EBITDA Ratio is less than or equal to 3.25 to 1.00:	If the Funded Debt to EBITDA Ratio is greater than 3.25 to 1.00:
The date that is 90 days after the Closing Date	0.50%	0.75%	0.50%	0.75%
The date that is 180 days after the Closing Date	0.75%	1.00%	0.75%	1.00%
The date that is 270 days after the Closing Date	1.00%	1.25%	1.00%	1.25%

Ticking Fee

The “Applicable Ticking Fee Rate” means, as of any date of determination, 0.150% per annum.

“Debt Ratings” means as of any date of determination, the public corporate credit or family ratings of the Borrower as determined by S&P or Moody’s, as the case may be.

For purposes of the foregoing: (a) if as of any date of determination there is only one Debt Rating in effect, each of the Eurodollar Margin, the Base Rate Margin and the Applicable Duration Fee Rate will be determined by reference to such Debt Rating, (b) in the event of a split in the Debt Ratings, each of the Eurodollar Margin, the Base Rate Margin and the Applicable Duration Fee Rate will be determined by reference to the higher Debt Rating, unless the Debt Ratings are two or more rating levels apart, in which case each of the Eurodollar Margin, the Base Rate Margin and the Applicable Duration Fee Rate will be determined by reference to the Debt Rating that is one rating level higher than the lower Debt Rating and (c) the Debt Ratings shall be determined from the most recent public announcement of the Debt Ratings or any changes thereto.

B-I-5

CONFIDENTIAL

EXHIBIT C

Project Phoenix
$2,126,000,000 364-Day Bridge Facility
Conditions Precedent3

Subject in all respects to the Funds Certain Provisions, the borrowing under the Bridge Facility shall be subject solely to the satisfaction, or waiver by each of the Commitment Parties, of the following conditions precedent:

1.            The Loan Parties shall have executed and delivered Bridge Facility Documentation consistent with the Commitment Letter, the Term Sheet and the Arranger Fee Letter and containing only those mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly contemplated in the Term Sheet.

2.            (a)  The Internal Restructuring and the transfer of assets and assumption of liabilities contemplated by, as applicable, the Merger Agreement, the Separation Agreement, the Employee Matters Agreement (as defined in the Merger Agreement), the Real Estate Matters Agreement (as defined in the Merger Agreement) and the Intellectual Property Matters Agreement (as defined in the Merger Agreement), in each case, shall have been consummated, or will be consummated substantially concurrently with the funding of the Bridge Facility, in all material respects, in accordance with and subject to the terms of the Merger Agreement, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement, (b) the Spinco Contribution (as defined in the Merger Agreement) and the Distributions (as defined in the Merger Agreement) shall have been consummated, or will be consummated substantially concurrently with the funding of the Bridge Facility in accordance with the terms of the Separation Agreement and the Merger Agreement, (c) the Transition Services Agreement (as defined in the Merger Agreement) shall have been executed and delivered by the parties thereto and (d) the Merger shall have been consummated, or will be consummated substantially concurrently with the funding of the Bridge Facility, in accordance with the Merger Agreement and no amendments, modifications, consents or waivers to or of the Merger Agreement or the Separation Agreement (it being understood and agreed that any purchase price adjustments and any extension of the “End Date” thereunder, in each case expressly contemplated by the Separation Agreement or the Merger Agreement, each as in effect on the date hereof, shall not be considered an amendment, modification, consent or waiver) that are materially adverse to the Lenders or the Commitment Parties shall have been made without the consent of both (a) Barclays and (b) the Commitment Parties (which may include Barclays) holding a majority of the aggregate principal amount of the commitments in respect of the Bridge Facility at such time (such consent not to be unreasonably withheld, delayed or conditioned)); provided that any amendment, modification, consent or waiver of the definition of either Spinco Material Adverse Effect or Lien and Guarantee Release in the Merger Agreement shall be deemed to be materially adverse to the Lenders and the Commitment Parties.

3.            Since the date of the Merger Agreement, there shall not have occurred any Spinco Material Adverse Effect (as defined in the Merger Agreement), and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Spinco Material Adverse Effect.

3 Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit C is attached. For purposes of this Exhibit C, “business day” means any day, other than a Saturday, Sunday and any day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

4.            The Commitment Parties shall have received (a) (i) audited consolidated (x) balance sheets of the Borrower for the two most recent fiscal years ended at least 105 days prior to the Closing Date and (y) related statements of income, stockholders’ equity and cash flows of the Borrower for the two most recent fiscal years ended at least 105 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 60 days before the Closing Date (and the corresponding period in the prior year, in the case of the statements of income, stockholders’ equity and cash flows) and (b) (i) audited consolidated (x) balance sheets of Spinco for the two most recent fiscal years ended at least 105 days prior to the Closing Date and (y) related statements of income, stockholders’ equity and cash flows of Spinco for the two most recent fiscal years ended at least 105 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Spinco for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least w60 days before the Closing Date (and the corresponding period in the prior year, in the case of the statements of income, stockholders’ equity and cash flows); provided that no such financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); provided further that the Borrower shall be deemed to have satisfied this requirement to the extent that any such financial statements have been filed and are publicly available electronically at www.sec.gov (or a successor web site thereto). The Commitment Parties acknowledge receipt of the financial statements described in clause (a) for the fiscal years ending December 31, 2018 and 2019.

5.            The Commitment Parties shall have received the pro forma consolidated balance sheet of the Borrower as of the end of the most recent fiscal year for which financial statements have been delivered pursuant to paragraph 4(a) and the most recent fiscal quarter for which financial statements have been delivered pursuant to paragraph 4(a), as applicable, and pro forma consolidated statements of income for the most recent fiscal year for which financial statements have been delivered pursuant to paragraph 4(a) and the most recent fiscal quarter for which financial statements have been delivered pursuant to paragraph 4(a); provided that such pro forma consolidated balance sheet shall not be required to include adjustments for purchase accounting (including adjustments of the type contemplated by the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) or otherwise meet the requirements for pro forma financial statements for a public company.

6.            If there is no Debt Rating in effect as of the Closing Date, a certificate setting forth in reasonable detail the calculation of the Funded Debt to EBITDA Ratio (as defined in the Existing RMT Partner Credit Agreement and calculated on a pro forma basis after giving effect to the Transactions) for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to paragraph 4.

7.            The Administrative Agent shall have received legal opinions, corporate organizational documents, good standing certificates (in such person’s jurisdiction of organization), resolutions and customary certificates as to incumbency and the satisfaction of the closing conditions described in this Exhibit C, in each case, with respect to the Loan Parties and as are customary for transactions of this type and reasonably satisfactory to the Administrative Agent and the Borrower.

8.            The Administrative Agent shall have received a solvency certificate in substantially the form of Annex I to this Exhibit C.

9.            The Commitment Parties and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letters, the Term Sheet or the Bridge Facility Documentation; provided, that, in the case of expenses, the Borrower has received a reasonably detailed summary of such expenses not less than two business days prior to the Closing Date (which amounts may be offset against the proceeds of the Bridge Facility).

10.          The Commitment Parties shall have received, at least three business days prior to the Closing Date, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and 31 C.F.R. § 1010.230, and to the extent reasonably requested by the Commitment Parties at least 10 business days prior to the Closing Date.

11.         The Merger Agreement Representations shall be true and correct to the extent required by the Funds Certain Provisions and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (x) the definition thereof shall be the definition of RMT Partner Material Adverse Effect (as defined in the Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto) and (y) such Specified Representations shall be true in all respects.

12.          The Remainco Refinancing shall have been consummated, or will be consummated substantially concurrently with the funding of the Bridge Facility and the Merger.

ANNEX I TO EXHIBIT C

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of Regal Beloit Corporation, a Wisconsin corporation (the “Company”), and its Subsidiaries is delivered pursuant to Section [__] of the [__], dated as of [__], 20[__] (the “Credit Agreement”), by and among the Company, the Lenders from time to time party thereto, and Barclays Bank PLC, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [__], the duly elected, qualified and acting [__] of the Company, DO HEREBY CERTIFY, in that capacity only and not in my individual capacity (and without personal liability), as follows:

1.            I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

2.            As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of the Company and its Subsidiaries, on a consolidated basis, is greater than the liability on existing debts of the Company and its Subsidiaries, on a consolidated basis, as they become absolute and matured in the ordinary course of business (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

3.            As of the date hereof, after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

4.            The Company and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature in the ordinary course of business.

5.            As of the date hereof, before and after giving effect to the Transactions, the Company and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital.

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C-I-1